CNL Strategic Residential Credit, Inc. 10-12G

Exhibit 10.7

FORM OF DISTRIBUTION AND STOCKHOLDER SERVICING PLAN

WHEREAS, CNL Strategic Residential Credit, Inc. (the “Company”) is a newly formed real estate finance company that intends to acquire, finance, manage and dispose of a diversified portfolio of primarily U.S. performing and re-performing whole loan mortgages, mortgage servicing rights and residential mortgage-backed securities.

WHEREAS, the Company employs CNL Securities Corp. (the “Managing Dealer”) as distributor of the securities of which it is the issuer;

WHEREAS, the Company and the Managing Dealer have entered into a Managing Dealer Agreement pursuant to which the Managing Dealer may engage certain other securities dealers and other distribution intermediaries in connection with the distribution and on-going services therewith; and

WHEREAS, the Company wishes to adopt this Distribution and Stockholder Servicing Plan (the “Plan”) of the Company with respect to each class (“Class”) of shares of the Company’s common stock (“Shares”) of the Company listed on Appendix A hereto.

NOW, THEREFORE, the Company hereby adopts on behalf of each Class listed on Appendix A, and the Managing Dealer hereby agrees to the terms of the Plan, on the following terms and conditions:

1.        The Company shall pay to the Managing Dealer, as the dealer manager of the Shares of the Company, a distribution and servicing fee at the aggregate annual rate set forth on Appendix A with respect to each Class (the “Distribution and Servicing Fee”), provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded.  Such fee shall be calculated and paid monthly or at such intervals as the Board shall determine, subject to any applicable law, including applicable restrictions imposed by rules of the Financial Industry Regulatory Authority (“FINRA”). In consideration of services rendered on behalf of the classes of shares and in consideration of the terms and conditions herein, the amounts for each respective Class of Shares as set forth on Appendix A shall be paid pursuant to this Plan. However, should the Company offer additional share classes in the future, payment is permitted in accordance with applicable law and FINRA rules.

2.       The amounts set forth on Appendix A of this Plan may be used by the Managing Dealer to pay securities dealers and other distribution intermediaries (which may include the Managing Dealer itself) for distribution or servicing stockholder accounts, including a continuing fee as set forth herein. To the extent not used for servicing stockholder accounts, the Distribution and Servicing Fee may be paid for the Managing Dealer’s services as distributor of the Shares of the Company in connection with any activities or expenses primarily intended to result in the sale of Shares of the Company, including, but not limited to, payment of compensation, including incentive compensation, to securities dealers and distribution intermediaries (which may include the Managing Dealer itself) and other financial institutions and organizations to obtain various distribution related services for the Company. The Managing Dealer is also authorized to engage in advertising, the preparation and distribution of sales literature and other promotional activities on behalf of the Company as permitted by the Managing Dealer Agreement or otherwise with the Company's written consent). To the extent such costs are subject to categories of expenses limited under applicable FINRA rules, such allocations shall be made. In addition, this Plan hereby authorizes payment by the Company of the cost of printing and distributing the Company’s Memorandum (or equivalent offering document) to prospective investors and of implementing and operating the Plan, and further provided that such costs shall be categorized as described in the Company’s registration statement and applicable FINRA rules. Distribution expenses also include an allocation of overhead of the Managing Dealer and accruals for interest on the amount of distribution expenses that exceed distribution fees, received by the Managing Dealer. Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and services actually incurred.

3.        This Plan shall not take effect for any Class until the Plan, together with the Managing Dealer Agreement, has been approved by votes of a majority of both (a) the Company’s Board and (b) the Company’s Independent Directors (as defined in the Company’s charter) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to the Plan.

4.        The Plan shall continue in full force and effect as to each Class of the Company for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

5.        The Managing Dealer shall provide to the Company, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

6.       This Plan may be terminated at any time by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities of the relevant Class on not more than 30 days’ written notice to any other party to the Plan, and any agreement related to the Plan shall provide that it may be terminated at any time without payment of any penalty, by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities of the relevant Class on not more than 60 days’ written notice to any other party to the agreement.

7.       This Plan may not be amended to increase materially the Distribution and Servicing Fee for any Class unless such amendment is approved by a vote of the majority of the outstanding voting securities of the relevant Class, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

8.        Any agreement related to the Plan shall provide that it will terminate automatically in the event of its assignment. This Plan shall survive the termination of the Managing Dealer Agreement.

9.       The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

10.       In providing services under this Plan, the Managing Dealer will comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies, including FINRA.

11.       These terms and conditions shall be governed by the laws of the State of Maryland.

Dated: [          ], 2025

Appendix A

Class	Distribution and Servicing Fee
Class T	An annualized rate of 1.0% of per share net asset value, excluding shares issued through the distribution reinvestment plan
Class D	An annualized rate of 0.5% of per share net asset value, excluding shares issued through the distribution reinvestment plan